Exhibit 2.1(a)

CONFIDENTIAL DISCLOSURE SCHEDULE

Schedule	Description
1(a)	Intellectual Property Rights
1(b)(ii)	Purchased Contracts
1(b)(iv)	Permits
1(b)(vi)	Inventory
1(b)(vii)	Furniture, Fixtures and Equipment
1(b)(x)	Other Items of Property
1(c)	Excluded Assets
1(d)(ii)	Severance Amount
1(d)(iii)	Accrued Vacation Pay
2.1(b)	Androflo Specifications and Schedule
2.1(c)	Apportionment
2.1(d)	Examples
2.4	Allocation of Purchase Price
4.1	Liens
4.2(a)	Qualification of Seller as a Foreign Corporation
4.2(b)	Subsidiaries
4.2(c)	Capital Stock
4.6	US GAAP
4.7	Undisclosed Liabilities
4.8	Absence of Certain Changes
4.14(a)	Limitation on Ownership of Intellectual Property and Proprietary Rights
4.14(b)	Claims Relating to the Intellectual Property and Proprietary Rights
4.14(d)	Restrictions on Use of Intellectual Property and Proprietary Rights
4.14(e)	Use of Intellectual Property and Proprietary Rights by Seller
4.14(f)	Development of Intellectual Property and Proprietary Rights
4.14(g)	Assignment Agreements Relating to the Intellectual Property and Proprietary Rights
4.15	Insurance
4.17	Litigation
4.18	Government Payments
4.19(a)	Benefit Plans
4.20	Permits: Consents
4.22	List of Required Authorizations
4.24(a)	List of Employees
4.24(c)	Claims Relating to Employees
4.25	Affiliations
4.26(a)	List of Customers
4.26(b)	List of Suppliers

Schedule	Description
4.27	Non-Compliance with Law
4.28	Warranties on Products
4.31	Brokers’ Fees
4.33	Warranties
5.5	Required Consents and Approvals
6.4	Expenses
6.8	Key Employees
7.1(a)	List of Consents and Other Authorizations
7.1(g)	Employment Offer Letters